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Exhibit 10.1

REVISED May 16, 2008

Timothy Bixler
5 Red Feather Court
Pleasanton, CA 94566

Dear Timothy,

        It is my pleasure to extend you an offer to rejoin International Rectifier. Your initial position, Vice President and General Counsel, will report to Don Dancer at a starting annual rate of $320,000.

        This offer includes the following:

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  Stock Options:  When the company is again current in its SEC reporting obligations, management will recommend to Compensation Committee of the Board of Directors that you be granted an option to purchase 30,000 (thirty thousand) shares of IR common stock. The exercise price of the options would equal to the fair market value of a share of the company's common stock as of the actual date of grant. Any grant is subject to the approval of the committee and will also be subject to the terms and conditions of the company's 2000 Incentive Plan and the company's standard vesting requirements and form of option agreement for employee stock option grants under the plan.

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  Restricted Shares:  When the company is again current in its SEC reporting obligations, management will recommend to Compensation Committee of the Board of Directors that you be granted an award of 15,000 restricted stock units. The restricted stock units shall be paid, upon vesting, in an equal number of shares of the company's common stock. Any grant is subject to the approval of the Compensation Committee and will also be subject to the terms and conditions of the company's 2000 Incentive Plan and the company's standard vesting requirements and form of agreement for restricted stock units issued under the plan.

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  Incentive Plan:  You will participate in the semi-annual executive incentive plan, with a target payout of fifty (50%) percent of earnings and will be guaranteed for the first year only of your employment with IR. The incentive objectives include corporate and individual objectives and are established by your manager and the Compensation Committee of the Board of Directors.

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  International Rectifier's Executive Relocation package:  A copy of the relocation policy is included for your reference. The relocation package must be used within twelve (12) months of your start date. You understand that you will be obligated to reimburse IR all monies paid to you and on your behalf, should you voluntarily terminate prior to completing one year of employment.

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  Temporary Living Assistance:  International Rectifier will provide you with a one-time lump sum payment of $25,000 (net amount) to assist you in making the transition to the Los Angeles/Southern California area.

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  Closing assistance on the sale of your current residence:  International Rectifier will reimburse you a maximum of six (6%) percent towards closing costs on the sale of your current residence (maximum reimbursable sales price of US$800,000 will apply).

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  Closing assistance on the purchase of a home in the Los Angeles/Southern California area:  International Rectifier will reimburse you up to two (2%) percent for closing costs on the purchase of a home in the Los Angeles/Southern California area (maximum reimbursable purchase price of US$1,000,000 will apply).

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  Tax Relief:  Items related to your relocation package which are considered taxable will be grossed up to offset tax liabilities you may incur.

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  International Rectifier Benefits:  This offer includes paid time off, medical, dental, life insurance, 401(k) plan, stock purchase plan, and all other benefits in accordance with standard company plans and any revisions thereof.

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  Change of Control:  The Company will include, as part of this employment offer a change of control agreement. The change of control agreement will be sent in a separate document.

        Employment at International Rectifier is contingent upon proof of legal right to work in the United States, satisfactorily completing a post-offer physical examination, drug test and background check. Arrangements will be made to accomplish this upon the acceptance of this offer. Your employment is at will and can be terminated by either party at any time, for any reason, with or without cause. International Rectifier reserves the right to change the terms and conditions of anyone's employment at any time.

        New Hire Orientation will be held from 9:15am - 3:00pm on your first day. Please report to the first floor reception area at 101 N. Sepulveda Blvd. El Segundo, CA 90245.

        Your acceptance of this offer and the conditions upon which it is made will be confirmed by your signing and returning this agreement. This offer will expire if not accepted by May 21th, 2008.

        Please let me know if you have any questions. We're looking forward to you joining the IR senior leadership team.

Sincerely,

L. P. Quiggle
 Vice President, Human Resources

Acknowledgement & acceptance

        Your acceptance of this offer and the conditions upon which it is made will be confirmed by your signing and returning this agreement

Timothy Bixler	L. P. Quiggle Vice President, Human Resources

5/29/08	5/29/08
Date	Date

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  Exhibit 10.1